Ex-99.A.11


News Release                                                        The
                                                                    Thomson
Stock symbol:  TOC                                                  Corporation
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                THE THOMSON CORPORATION EXTENDS TENDER OFFER FOR
                      WAVE TECHNOLOGIES INTERNATIONAL, INC.

Toronto, Ontario, April 19, 2000 -- The Thomson Corporation (TSE: TOC) announced today that WTI Acquisition Corporation ("WTI"), a wholly owned subsidiary of Thomson, is extending its offer to acquire all outstanding shares of common stock of Wave Technologies International, Inc. ("Wave") to 6:00 P.M., Eastern Daylight Time, on April 20, 2000. The offer was previously scheduled to expire at 12:00 midnight on Tuesday, April 18, 2000.

Based on the latest count of tendered shares, approximately 3,810,838 shares of Wave common stock have been tendered and not withdrawn pursuant to the tender offer, representing approximately 89% of the outstanding shares. In accordance with the terms of the Offer to Purchase dated March 22, 2000, WTI is exercising its option to extend the Offer to allow shareholders who have not previously tendered, to tender their shares.

As a consequence of the extension of the expiration date, holders of Wave common stock may tender or withdraw shares until 6:00 P.M., EDT, on Thursday, April 20, 2000, unless the offer is further extended.

The Thomson Corporation, with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London Stock Exchanges. For more information, visit The Thomson Corporation's Internet address at www.thomson.com.

Wave Technologies International, Inc. (NASDAQ: WAVT) develops, markets and delivers training and instructional products related to sophisticated information technologies. Wave's web site is located at www.wavetech.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

The Thomson Corporation
Stamford, CT, USA

Investor Contact:
John Kechejian

Vice President, Investor Relations
203-969-8700
john.kechejian@thomson.com
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Media Contact:
Janey Loyd
Vice President, Corporate Communications
203-969-8700
janey.loyd@thomson.com
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